Exhibit 99.1

Zedge Announces First Quarter Fiscal 2019 Results

New York, NY & Trondheim, Norway – December 11, 2019: Zedge, Inc. (NYSE AMERICAN: ZDGE) today announced results for the first quarter of its fiscal year 2019, the three months ended October 31, 2018.

First Quarter FY 2019 Operational and Financial Highlights

(Results are for the 1st quarter of FY 2019 and are compared to the 1st quarter of FY 2018 except where otherwise noted.)

■	MAU (Monthly Active Users) for the last 30 days of the quarter increased 3.6% to 34.6 million from 33.4 million in the comparable period of fiscal 2018 driven primarily by strong growth in emerging markets; MAU fell 0.5% from July 2018 with the majority of the decline attributable to well-developed markets;

■	Total installs at October 31, 2018 increased 21.6% to 351.3 million from 288.8 million;

■	Revenue decreased 10.5% to $2.38 million from $2.66 million;

■	Average revenue per MAU derived from our apps (ARPMAU) declined 17.9% for the quarter to $0.0210 from $0.0256 primarily because of the decline in MAU from well developed markets which command higher advertising rates than that of the emerging markets

■	Selling, General and Administration (SG&A) expense decreased 22.3% to $2.3 million from $3.0 million, primarily attributable to the severance costs in the FY2018 period incurred in connection with a workforce reduction, the Freeform transaction which closed in September 2017 and tighter discretionary spend;

■	Loss from operations during the quarter was $581 thousand, compared to a loss of $842 thousand, after accounting for depreciation and amortization of $303 thousand and $157 thousand, respectively;

■	Zedge Premium’s participation and conversion rates improve month-over-month and GTV, or gross transaction value, that is the total sales volume transacting through the platform, was $41 thousand;

■	Zedge’s new Lithuanian development center is off to a solid start with 5 people on board and 3 more expected to start in January;

■	For the three months ended October 31, 2018, cash flow provided by operating activities was $921 thousand - an improvement of $815 thousand compared to the same period last year; and

■	Net loss per share of $0.07 compared to net loss per share of $0.08.

Management Remarks

“We see some really encouraging trends in Zedge Premium in Q1, are excited by the impact that the newly introduced sticker functionality has had on usage patterns, and we have two teams up and running in our new development center in Vilnius,” said Tom Arnoy, co-founder and CEO of Zedge. “Zedge Premium continues growing nicely, and both the number of users that engage with the marketplace and the number of monetizable transactions that these users execute are consistently increasing month-over-month. What makes this even more significant is that we’ve only recently started promoting Zedge Premium to our almost 35 million MAU which we believe portends even better results over time. Gross Transaction Value in Q1 totaled $41 thousand and is on track more than triple in Q2. The majority of monetizable transactions relate to watching rewarded videos, a low revenue per item mechanism. However, we are now focusing on introducing and promoting new ways of unlocking the content with higher unit pricing, like print-on-demand and Zedge Credit purchases. We have seen that the segment of Android users in the U.S. that avail themselves of our newly introduced sticker functionality is experiencing average session time approximately 10% higher when compared to an average U.S. user. We believe that functionality, coupled with other changes that we’ve made in the app, are driving this encouraging trend. We are accelerating further development and starting to market this functionality to existing and prospective users more aggressively. Finally, we are happy with the pool of talent in Vilnius. By the end of January, we expect to have onboarded eight employees focused on accelerating our delivery of new product innovations and monetization opportunities.”

“While we see positive developments and encouraging signs, we continue to struggle with MAU demographic trends. Although MAU increased by 3.4% on a year-over-year basis, we experienced a 12.6% decline in MAU in well-developed markets, negatively impacting revenue due to the higher advertising rates that these markets command when compared to the emerging markets. We believe that our focus on introducing new product that makes Zedge relevant to a broader cross section of mobile users seeking great personalized digital content for use not only in phone customization but in social and messaging as well will help us turn the corner. It will take time for our work to meaningfully impact trends but we are hopeful that our goal of being the ‘everything you’ of digital mobile content resonates with our users.”

Jonathan Reich, CFO and COO of Zedge, said, “While revenue suffered as a result of the change in geographic composition of our customer base, we’re in the early stages of Zedge Premium monetization. Although still immaterial for the overall business, the directional trends support our thesis and we are focused on improving pricing. Furthermore, the recent rollout of our Artist’s Portal, a self-serve platform that enables artists and brands with the ability to launch and manage their exclusive Zedge Premium storefronts, opens the door for scaling our artist base. Additionally, we were successful in further reducing direct cost of revenue on both a year-over-year and consecutive quarter basis by 5.9% and 15%, respectively. SG&A declined year-over-year by 22.3% as a result of higher spend in fiscal 2018 for severance and the Freeform transaction, along with tighter discretionary spend measures. On a sequential quarter basis, SG&A increased by 26.3% primarily relating to the one-time adjustment we made in Q4’18 and the hiring needs for the Zedge Premium team in the U.S. which is now adequately staffed.”

Financial Results by Quarter (USD in thousands, other than Loss per Share and ARPMAU)

	Q1 FY ’19	Q1 FY ’18	Delta	% Change	Q1 FY ’19	Q4 FY ’18	Delta	% Change
Revenues	$2,381	$2,659	$(278)	-10.5%	$2,381	$2,579	$(198)	-7.7%
Direct Cost Of Revenue	$350	$372	$(22)	-5.9%	$350	$412	$(62)	-15.0%
Total SG&A	$2,309	$2,972	$(663)	-22.3%	$2,309	$1,828	$481	26.3%
Depreciation & Amortization	$303	$157	$146	93.0%	$303	$334	$(31)	-9.3%
(Loss) Income From Operations	$(581)	$(842)	$261	-31.0%	$(581)	$5	$(586)	nm
Net (Loss) Income From FX & Other	$(122)	$8	$(130)	nm	$(122)	$(37)	$(85)	229.7%
Provision For (Benefit From) Income Taxes	$3	$(14)	$17	-121.7%	$3	$229	$(226)	-98.7%
Net Loss	$(706)	$(820)	$114	-13.9%	$(706)	$(261)	$(445)	170.5%
Diluted Loss Per Share	$(0.07)	$(0.08)	$0.01	-16.9%	$(0.07)	$(0.03)	$(0.04)	135.1%
Total Current Assets Less Total Current Liabilities	$3,045	$4,242	$(1,197)	-28.2%	$3,045	$4,094	$(1,049)	-25.6%
MAU (Million)	34.6	33.4	1.2	3.6%	34.6	34.8	(0.2)	-0.5%
Total Installs (Million)	351.3	288.8	62.5	21.6%	351.3	336.3	15.0	4.5%
ARPMAU	$0.0210	$0.0256	$(0.005)	-17.9%	$0.0210	$0.0231	$(0.002)	-9.1%

nm-not meaningful

Earnings Announcement and Supplemental Information

Zedge will host a conference call at 4:30 PM Eastern, December 11, 2018 beginning with management’s discussion of results, outlook and strategy followed by Q&A with investors. To participate in the call, please dial 877-407-8133 (U.S. toll free) or 201-689-8040 (International) at least five minutes before the 4:30 PM Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through this URL:

http://www.investorcalendar.com/event/41071 thru 3/11/19.

Starting approximately two hours after the call and continuing through 12/25/18, a recording of the call will be available by dialing 877-481-4010 (U.S. toll free) or 919-882-2331 (International) and entering the replay access code: 41071

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge is a content discovery and creation platform with a global audience of close to 35 million monthly active users. We aspire to be the “everything you” destination that people turn to when seeking digital content that expresses their essence, individuality, and taste. Professional artists, individual creators, and brands use Zedge to market, distribute and sell their content. We have a rich and diverse library with more than a million images audio clips and digital stickers.

Contact:

Jonathan Reich

ir@zedge.net

ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 31,	July 31,
	2018	2018
	(in thousands, except par value)
Assets
Current assets:
Cash and cash equivalents	$3,561	$3,408
Trade accounts receivable, net of allowance for doubtful accounts of $0 at October 31, 2018 and July 31, 2018	1,236	1,777
Prepaid expenses	247	316
Other current assets	134	302
Total current assets	5,178	5,803
Property and equipment, net	3,483	3,344
Goodwill	2,363	2,447
Other assets	372	125
Total assets	$11,396	$11,719
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$350	$280
Accrued expenses	1,770	1,428
Due to IDT Corporation	13	1
Total current liabilities	2,133	1,709
Total liabilities	2,133	1,709
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at October 31, 2018 and July 31, 2018	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,786 shares issued and outstanding at October 31, 2018 and July 31, 2018	98	98
Additional paid-in capital	22,629	22,508
Accumulated other comprehensive loss	(833)	(702)
Accumulated deficit	(12,605)	(11,899)
Treasury stock, 14 shares at October 31, 2018 and 0 shares at July 31, 2018, at cost	(31)	-
Total stockholders’ equity	9,263	10,010
Total liabilities and stockholders’ equity	$11,396	$11,719

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended
	October 31,
	2018	2017
	(in thousands, except per share data)

Revenues	$2,381	$2,659
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	350	372
Selling, general and administrative	2,309	2,972
Depreciation and amortization	303	157
Loss from operations	(581)	(842)
Interest and other income	7	9
Net loss resulting from foreign exchange transactions	(129)	(1)
Loss before income taxes	(703)	(834)
Provision for (benefit from) income taxes	3	(14)
Net loss	(706)	(820)
Other comprehensive loss:
Changes in foreign currency translation adjustment	(131)	(137)
Total other comprehensive loss	(131)	(137)
Total comprehensive loss	$(837)	$(957)
Loss per share attributable to Zedge, Inc. common stockholders:
Basic and diluted	$(0.07)	$(0.08)
Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	10,025	9,658

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	October 31,
	2018	2017
	(in thousands)
Operating activities
Net loss	$(706)	$(820)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	303	157
Deferred income taxes	-	1
Stock-based compensation	121	73
Stock issued to FreeForm noteholders	-	242
Change in assets and liabilities:
Trade accounts receivable	541	(186)
Prepaid expenses and other current assets	238	170
Other assets	3	4
Trade accounts payable and accrued expenses	408	438
Due to IDT Corporation	13	27
Net cash provided by operating activities	921	106
Investing activities
Capitalized software and technology development costs and purchase of equipment	(445)	(488)
Investment in TreSensa	(250)	-
Net cash used in investing activities	(695)	(488)
Financing activities
Purchase of treasury stock in connection with restricted stock vesting	(31)	-
Net cash used in financing activities	(31)	-
Effect of exchange rate changes on cash and cash equivalents	(42)	(35)
Net increase (decrease) in cash and cash equivalents	153	(417)
Cash and cash equivalents at beginning of period	3,408	4,580
Cash and cash equivalents at end of period	$3,561	$4,163